Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Romeo Power, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Romeo Power, Inc. and subsidiaries (the “Company”) as of December 31, 2021, the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows, for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, negative cash flows from operations, and has a significant accumulated deficit, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Inventory—Write-Downs on Raw Materials—Refer to Notes 2 and 4 to the financial statements

Critical Audit Matter Description

The Company’s inventory primarily consists of raw materials and, to a lesser extent, work-in-process, and finished goods. The Company carries inventory at the lower of cost or net realizable value, and therefore writes down the carrying value of inventory when the carrying value exceeds its net realizable value. The Company writes down excess, obsolete and slow-moving inventories, as well as shrinkage based on the results of quarterly physical inventory counts. Write-downs are based on inventory obsolescence trends, historical experience and application of the specific identification method. The Company also writes down inventories based on forecasted demand and technological obsolescence.

The Company then evaluates the carrying value of the remaining raw materials inventories based on the market resale value assumption using recent purchase information, supplier quotes or reputable third-party sources for market price. For the year ended December 31, 2021, the Company has recorded an inventory provision of $3.0 million, primarily related to write-downs on raw materials.

We identified write-downs for raw materials inventory as a critical audit matter. The Company’s determination of the write-downs for raw materials requires subjective estimates in relation to the market resale value assumption for raw material components. Our audit procedures to evaluate management’s assumption for the market resale value requires a high degree of auditor judgment and the use of more experienced audit professionals.

How the Critical Audit Matter was Addressed in the Audit

Our audit procedures related to management’s estimates of the write-downs for raw materials inventory include the following, among others:

1.	We tested the effectiveness of controls over management’s review of the write-downs of for raw materials inventory, including review of the market resale value assumption for raw material components.

2.

We evaluated the composition of raw materials inventory to determine if management’s methodology for obtaining recent purchase information, supplier quotes or reputable third-party sources for market price in developing its market resale value assumption is representative of the remaining raw materials population.

3.

For a sample of raw materials components, we evaluated the reasonableness of management’s market resale value assumption obtaining the recent purchase information, supplier quotes or reputable third-party sources for market price that management used in developing its assumption.

4.	We recalculated the estimated write-down on raw materials based on internal cost of raw materials inventory and the market resale value assumption.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 1, 2022

We have served as the Company’s auditor since 2018.

ROMEO POWER, INC.

Consolidated Balance Sheet

As of December 31, 2021

(In thousands, except share and per share data)

Assets
Current assets
Cash and cash equivalents	$22,638
Investments	97,309
Accounts receivable, net of allowance for expected credit loss of $0	8,378
Inventories, net	37,125
Insurance receivable	1,250
Prepaid inventories	3,002
Prepaid expenses and other current assets	5,579

Total current assets	175,281
Restricted cash	3,000
Property, plant and equipment, net	15,158
Equity method investments	36,329
Operating lease right-of-use assets	23,115
Finance lease right-of-use assets	4,070
Deferred assets	5,018
Prepayment - long-term supply agreement	64,703
Insurance receivable	6,000
Other noncurrent assets	2,772

Total assets	$335,446

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$11,724
Accrued expenses	8,156
Contract liabilities	384
Operating lease liabilities, current	416
Finance lease liabilities, current	927
Other current liabilities	1,509

Total current liabilities	23,116
Public and private placement warrants	1,526
Operating lease liabilities, net of current portion	23,058
Finance lease liabilities, net of current portion	2,595
Legal settlement payable	6,000

Total liabilities	56,295

Commitments and contingencies (Note 18)
Stockholders’ equity
Preferred stock ($0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding)	—
Common stock ($0.0001 par value, 250,000,000 shares authorized, 134,458,439 issued and outstanding)	13
Additional paid-in capital	451,040
Accumulated other comprehensive loss	(366)
Accumulated deficit	(171,536)

Total stockholders’ equity	279,151

Total liabilities and stockholders’ equity	$335,446

The accompanying notes are an integral part of these consolidated financial statements.

ROMEO POWER, INC.

Consolidated Statement of Operations and Comprehensive Income (Loss)

For The Year Ended December 31, 2021

(In thousands, except share and per share data)

Revenues:
Product revenues	$12,391
Service revenues	4,413

Total revenues (1)	16,804

Cost of revenues:
Product cost	34,366
Service cost	3,786

Total cost of revenues	38,152

Gross loss	(21,348)
Operating expenses:
Research and development	15,260
Selling, general and administrative	80,687

Total operating expenses	95,947

Operating loss	(117,295)
Interest expense	(44)
Change in fair value of public and private placement warrants	126,447
Gain from extinguishment of PPP loans	3,342
Investment gain, net	259

Income before income taxes and loss in equity method investments	12,709
Loss in equity method investments	(2,671)
Provision for income taxes	(7)

Net income	10,031

Other comprehensive (loss) income
Available-for-sale debt investments:
Change in net unrealized losses, net of income taxes	(723)
Net losses reclassified to earnings, net of income taxes	357

Total other comprehensive loss, net of income taxes	(366)

Comprehensive income	$9,665

Net income per share
Basic	$0.08
Diluted	$0.07
Weighted average number of shares outstanding
Basic	132,023,930
Diluted	135,340,962

(1)	Total revenues included related party revenues of $2,417 for the year ended December 31, 2021. See Note 17.

The accompanying notes are an integral part of these consolidated financial statements.

ROMEO POWER, INC.

Consolidated Statement of Changes in Stockholders’ Equity

For The Year Ended December 31, 2021

(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Notes Receivable from Stockholders	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount
Balance - December 31, 2020	126,911,861	$12	$377,253	$—	$—	$(181,567)	$195,698
Issuance of common stock	6,896,578	1	50,521	—	—	—	50,522
Proceeds receivable from common stock issuance	—	—	(1)	—	—	—	(1)
Issuance of common stock as contract consideration	650,000	—	5,018	—	—	—	5,018
Settlement on restricted stock tax withholding	—	—	(114)	—	—	—	(114)
Stock based compensation	—	—	18,363	—	—	—	18,363
Other comprehensive loss	—	—	—	—	(366)	—	(366)
Net income	—	—	—	—	—	10,031	10,031

Balance - December 31, 2021	134,458,439	$13	$451,040	$—	$(366)	$(171,536)	$279,151

The accompanying notes are an integral part of these consolidated financial statements.

ROMEO POWER, INC.

Consolidated Statement of Cash Flows

For The Year Ended December 31, 2021

(In thousands)

Cash flows from operating activities:
Net income	$10,031
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,788
Amortization of investment premium paid	1,758
Stock-based compensation	18,363
Inventory provision	2,965
Change in fair value of public and private placement warrants	(126,447)
Gain from extinguishment of PPP loans	(3,342)
Loss in equity method investments	2,671
Non-cash lease expense - operating leases	828
Non-cash lease expense - finance leases	367
Other	744
Changes in operating assets and liabilities:
Accounts receivable	(7,537)
Inventories	(35,153)
Prepaid inventories	(2,509)
Prepaid and other current assets	(5,034)
Prepayment - long-term supply agreement	(64,703)
Accounts payable	7,559
Accrued expenses	4,654
Deferred costs	(100)
Contract liabilities	(431)
Operating lease liabilities	(365)
Other, net	(683)

Net cash used in operating activities	(193,576)

Cash flows from investing activities:
Purchase of investments	(308,970)
Proceeds from maturities of investments	149,884
Proceeds from sales of investments	59,296
Equity method investment	(4,000)
Capital expenditures	(10,424)

Net cash used in investing activities	$(114,214)

(Continued)

ROMEO POWER, INC.

Consolidated Statement of Cash Flows

For The Year Ended December 31, 2021

(In thousands)

Cash flows from financing activities:
Exercise of stock options	18,521
Exercise of stock warrants	21,580
Settlement on restricted stock tax withholding	(114)
Warrant redemption payments	(72)
Principal portion of finance lease liabilities	(429)

Net cash provided by financing activities	39,486

Net change in cash, cash equivalents and restricted cash	(268,304)
Cash, cash equivalents and restricted cash, beginning of period	293,942

Cash, cash equivalents and restricted cash, end of period	$25,638

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$22,638
Restricted cash	3,000

Total cash, cash equivalents and restricted cash	$25,638

Supplemental cash flow information:
Cash paid for interest	$37
Cash paid for income taxes	—
Supplemental disclosure of non-cash investing and financing activities:
Operating lease right-of-use assets obtained in exchange of operating lease liabilities	$18,158
Finance lease right-of-use assets obtained in exchange of finance lease liabilities	4,107
Purchases of property, plant and equipment in accounts payable and accrued expenses at the end of period	2,506
Issuance of common stock as contract consideration	5,018
Gain from extinguishment of PPP loans	3,342

(Concluded)

The accompanying notes are an integral part of these consolidated financial statements.

ROMEO POWER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Romeo Power, Inc. (f/k/a RMG Acquisition Corp.) was originally incorporated under the name RMG Acquisition Corp. (“RMG”) as a blank check company incorporated in Delaware on October 22, 2018 for the purpose of effecting a merger, capital stock-exchange, asset acquisition, share purchase, reorganization, or similar business combination.

On October 5, 2020, RMG and RMG Merger Sub, Inc. a Delaware corporation and a wholly owned subsidiary of RMG (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Romeo Systems, Inc., a Delaware corporation (“Legacy Romeo”). On December 29, 2020, pursuant to the terms of the Merger Agreement, the business combination with Legacy Romeo was effected through the merger of Merger Sub with and into Legacy Romeo, with Legacy Romeo continuing as the surviving company and as our wholly owned subsidiary (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). Upon the closing of the Business Combination, we changed our name to Romeo Power, Inc.

Romeo Power, Inc. designs, engineers, and manufactures lithium-ion cylindrical battery packs for EVs and energy storage solutions, with a focus on battery innovation, functionality, energy density, safety, and performance. We are headquartered in Vernon, California.

Unless the context otherwise requires, “Romeo,” the “Company,” “we,” “us,” or “our” refers to the combined company and its subsidiaries following the Business Combination and “Legacy Romeo” refers to Romeo Systems, Inc.

In 2019, Legacy Romeo and BorgWarner formed a joint venture named BorgWarner Romeo Power LLC (the “BorgWarner JV” or “JV”). We formerly owned 40% of the JV but it has since been dissolved. See Note 20—Subsequent Events for further information on BorgWarner’s election to sell, and the Company’s purchase of BorgWarner’s ownership in the JV and its subsequent dissolution.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The accompanying consolidated financial statements include the results of Romeo Power, Inc. and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated and the effect of variable interest entities have been considered in the consolidation.

As of December 31, 2021, we had cash and cash equivalents, and investments of $22.6 million and $97.3 million, respectively. We have recurring losses, which have resulted in an accumulated deficit of $171.5 million as of December 31, 2021. On February 15, 2022, the Company entered into the SEPA with an affiliate of Yorkville Advisors. Under terms of the SEPA, Romeo has the right, but not the obligation, to sell up to $350 million of common equity to an affiliate of Yorkville Advisors, subject to certain limitations, at the time of our choosing during the two-year term of the agreement. Despite the access to liquidity resulting from sales of common stock under the SEPA, as a result of continuing anticipated operating cash outflows, amounts paid to BorgWarner in February 2022, and costs to support future growth, we believe that substantial doubt exists regarding our ability to continue as a going concern for twelve months from the date of the issuance of our financial statements. Although management continues to explore a range of options to further address the Company’s capitalization and liquidity, management cannot conclude as of the date of this filing that it is probable that additional options will become available to fund our longer range investment plans and our operating losses. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Reclassification of Presentation in Our Consolidated Balance Sheets, Our Consolidated Statements of Operations and Comprehensive Income (Loss) and Note 3 to Our Consolidated Financial Statements

Finance lease ROU assets and finance lease liabilities of comparative prior period in our consolidated balance sheets are reclassified to conform with our current presentation of finance leases. In the consolidated balance sheets, we have reclassified finance lease ROU assets, finance lease liabilities, current and finance lease liabilities, net of current portion, respectively, from other noncurrent assets, other current liabilities and other noncurrent liabilities.

ROMEO POWER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Revenues of comparative prior period in our consolidated statements of operations and comprehensive income (loss) are reclassified to conform with our current revenue presentation. In the consolidated statements of operations, we have combined related party revenues with product revenues and service revenues and disclosed the amount of related party revenues in a captioned note.

Revenues of comparative prior period presented in Note 3 to our consolidated financial statements are reclassified to conform with our current revenue presentation. Since April 1, 2021, we have presented disaggregated revenue by product and service instead of further disaggregating product by battery packs and modules.

Immaterial Correction of Previously Issued Consolidated Financial Statements

During the quarter ended September 30, 2021, we identified a misstatement in our accounting for performance and market-based options granted in 2020 to our former Chairman and Chief Executive Officer (“CEO”), who was awarded 4,633,978 stock options at an exercise price of $6.69 per share. All shares covered by such award were subject to time based, performance and market condition vesting requirements.

As of December 29, 2020, the date of the Business Combination, the performance condition was satisfied (the “Performance Condition Date”), and we began recognizing stock-based compensation (“SBC”) expense, based on the fair value of the award at August 12, 2020 which was the stock option grant date (the “Grant Date”). We recognized expense prospectively, over the remaining requisite service period, which was six months from the date of the Business Combination and included the period of December 29, 2020 through June 27, 2021.

However, in accordance with ASC 718, Compensation—Stock Compensation, we should have recognized a cumulative catch-up adjustment upon the performance condition being satisfied on December 29, 2020 for the services rendered from the Grant Date through the Performance Condition Date. This resulted in an understatement of $4.1 million in SBC expense, included within selling, general and administrative expense and additional paid-in capital as of December 31, 2020 and a subsequent overstatement of SBC expense, included within selling, general and administrative expense, during the interim periods ended March 31, 2021 and June 30, 2021.

The Company evaluated the materiality of the error both qualitatively and quantitatively in accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, and determined the effect of the correction was not material to the previously issued financial statements.

The following tables provide the impact of the correction on our previously issued consolidated financial statement for the year ended December 31, 2020.

Consolidated Statement of Stockholders’ Equity	For the Year Ended December 31, 2020
	As Reported	Stock-based Compensation Adjustment	As Corrected
	(In thousands)
Additional paid-in capital, Balance - December 31, 2020	$373,129	$4,124	$377,253
Accumulated deficit, Balance - December 31, 2020	$(177,443)	$(4,124)	$(181,567)

ROMEO POWER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—The consolidated financial statements include the accounts of Romeo and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated. We consider the criteria established under ASC 810, Consolidations, and the effect of variable interest entities, in its consolidation process.

Use of Estimates—The preparation of the financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our significant estimates relate to revenues and associated cost recognition; the useful lives assigned to and the recoverability of property, plant, and equipment; inventory write-downs for excess and obsolete inventory and lower of cost or net realizable value adjustments; reserves recorded for warranty liabilities; the incremental borrowing rate for lease liabilities; the initial fair value of certain equity method investments; and the determination of the fair value of debt and equity instruments, including common stock, warrants, and stock-based compensation awards. We base these estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances.

Cash and Cash Equivalents—We consider cash on hand, deposits in banks, and investments, including U.S. Treasury Bills and other government backed securities, with original maturities of three months or less to be cash and cash equivalents. Romeo maintains cash balances that at times exceed amounts insured by the Federal Deposit Insurance Corporation (FDIC). Accounts are guaranteed by the FDIC up to $0.25 million per institution with a total FDIC insurance coverage of $1.0 million. From time to time during the year ended December 31, 2021, we had amounts in excess of FDIC-insured limits. At December 31, 2021, $21.6 million of our cash and cash equivalents exceeded FDIC-insured limit. We have not experienced any losses in these accounts, and we do not believe we are exposed to any significant credit risk related to these balances.

Restricted Cash—Romeo issued two standby letters of credit that is collateralized by restricted cash. The letters of credit are required as security deposits on the warehouse facility lease in Vernon, California which expires July 31, 2022 and the warehouse facility lease in Cypress, California which expires in February 2030. Accounts are guaranteed by the FDIC up to $0.25 million. During the year ended December 31, 2021, our restricted cash had amounts in excess of FDIC-insured limits. At December 31, 2021, $2.8 million of our restricted cash exceeded FDIC-insured limits. We have not experienced any losses in these accounts, and we do not believe we are exposed to any significant credit risk related to these balances.

Available-for-Sale Debt Investments—We classify our investments in fixed income debt securities as available-for-sale debt investments. Our available-for-sale debt investments primarily consist of U.S. government securities, municipal securities, corporate debt, commercial paper and U.S. agency mortgage-backed securities. These available-for-sale debt investments are primarily held in the custody of a major financial institution. These investments are reported on the consolidated balance sheets at fair value. Unrealized gains and losses on these investments, to the extent the investments are unhedged, are included as a separate component of accumulated other comprehensive loss, net of tax. A specific identification method is used to determine the cost basis of available-for-sale debt investments and any realized gains or losses when sold. We classify our investments as current based on the nature of the investments and their availability for use in current operations.

Accounts Receivable, Net of Allowance for Expected Credit Losses—Accounts receivable are customer obligations due under normal trade terms. Management performs continuing credit evaluations on each customer’s financial condition and reviews accounts receivable on a periodic basis to determine if any accounts receivable will potentially be uncollectible. We reserve for any accounts receivable balances that are determined to be uncollectible in the allowance for expected credit losses.

After all attempts to collect an accounts receivable balance have failed, we write off the accounts receivable balance against the allowance for doubtful accounts. As of December 31, 2021, we reported zero allowance for doubtful accounts balance.

ROMEO POWER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Leases—We evaluate whether our contractual arrangements contain leases at the inception of such arrangements. Specifically, management considers whether we can control the underlying asset and have the right to obtain substantially all of the economic benefits or outputs from the asset. Short term leases with a term of 12 months or less are not presented on the balance sheet and expense is recognized as incurred. Operating leases are reported as operating lease ROU assets, operating lease liabilities, current and operating lease liabilities, net of current portion on our consolidated balance sheets. Finance leases are reported as finance lease ROU assets, finance lease liabilities, current, and finance lease liabilities, net of current portion on our consolidated balance sheets.

Lease ROU assets represent our right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments. Both the lease ROU assets and lease liabilities are recognized as of the lease commencement date based on the present value of the lease payments over the lease term. Our leases do not provide an implicit borrowing rate that can readily be determined. Therefore, we apply a discount rate based on the incremental borrowing rate, which is determined by using credit rating models, including adjustments to derive a borrowing rate reflective of our secured borrowings, as well as other information available as of the lease commencement date. Lease ROU assets also include any lease payments made before their contractual due dates and exclude any lease incentives.

Our lease agreements may include options to extend the lease term or to terminate the lease early. We include options to extend or terminate leases upon determination of the lease ROU asset and lease liability when it is reasonably certain that we will exercise these options. Operating lease expense attributable to lease payments is recognized on a straight-line basis over the lease term and is included in cost of revenues and selling, general, and administrative expense on our consolidated statement of operations. Finance leases result in the recognition of depreciation expense, which is recognized on a straight-line basis over the expected life of the leased asset, and interest expense, which is recognized following an effective interest rate method. Depreciation expense attributable to finance leases is included in cost of revenues on our consolidated statement of operations.

We have lease arrangements that include lease and non-lease components such as common area maintenance, property taxes which are variable lease costs expensed as incurred. The non-lease components in the arrangements are not significant when compared to the lease components. For all leases, we account for the lease and non-lease components as a single component.

We evaluate lease ROU assets for impairment consistent under the impairment of long-lived assets policy.

Inventory—Our inventory primarily consists of raw materials and, to a lesser extent, work-in-process, and finished goods. We report inventory at the lower of cost or net realizable value. Cost is computed using standard costing, which approximates the value of inventory on a first-in, first-out method.

The Company carries inventory at the lower of cost or net realizable value, and therefore writes down the carrying value of inventory when the carrying value exceeds its net realizable value. The Company writes down excess, obsolete and slow-moving inventories, as well as shrinkage based on the results of quarterly physical inventory counts. Write-downs are based on inventory obsolescence trends, historical experience and application of the specific identification method. Costs of excess freight and handling costs and spoilage are recognized as current period charges. The Company also writes down inventories based on forecasted demand and technological obsolescence.

The Company then evaluates the carrying value of the remaining raw materials inventories based on the market resale value assumption using recent purchase information, supplier quotes or reputable third-party sources for market price. Work in progress is valued at an estimate of cost, including attributable overheads, based on stage of completion.

Property, Plant and Equipment—Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense for property, plant and equipment is computed using the straight-line method applied over the estimated useful lives of the assets. Depreciation expense is included in cost of revenues and selling, general and administrative expense on our consolidated statements of operations. Leasehold improvements are amortized over the shorter of their estimated useful lives or the applicable lease term, including anticipated renewals.

ROMEO POWER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Betterments, renewals, and repairs that extend the useful life of the asset are capitalized. Other repairs and maintenance charges are expensed as incurred. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from our accounts, and any resulting gain or loss is recognized in the accompanying consolidated statement of operations.

Depreciation and amortization are computed using the following estimated useful lives of the assets:

Asset	Years
Production and test equipment	7
Furniture and fixtures	7
Tooling	5
Automobiles	5
Computer equipment	4
Software	3

Equity Method Investments—We account for investments in unconsolidated entities using the equity method of accounting as we exercise significant influence over, but do not control these entities. These investments are initially recorded at cost and are subsequently adjusted for contributions made to and distributions received from the entities. Earnings or losses from our investments are recognized in accordance with the terms of the applicable agreement. On a periodic basis, we consider whether there are indicators, including general market conditions, that the value of our equity method investments may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than its carrying value and the difference is deemed to be other-than-temporary. No impairment losses on equity method investments were recognized for the year ended December 31, 2021.

Deferred Assets—Deferred assets represent upfront payments of the Company’s common stock issued to a customer and will be amortized as a reduction of revenue as the related products or services are provided to the customer.

Prepayment for Long-Term Supply Agreement—Prepayment for long-term supply agreement represents an upfront cash payment to a major battery cell supplier, which will be applied as an advance for the cells to be purchased from July 1, 2023 through June 30, 2028. See Note 18 - Commitments and Contingencies for further information.

Impairment of Long-Lived Assets—We review the carrying value of our long-lived assets, including property, plant and equipment and lease ROU assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We measure recoverability by comparing the carrying amount to the future undiscounted cash flows that the asset or asset group is expected to generate. If the asset or asset group is not recoverable, its carrying amount would be adjusted down to its fair value. No impairment losses of long-lived assets were recognized for the year ended December 31, 2021.

Revenue Recognition—ASC 606, Revenue from Contracts with Customers, requires us to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We determine revenue recognition by applying the following steps:

1.	identifying the contract with a customer;

2.	identifying the performance obligations in the contract;

3.	determining the transaction price;

4.	allocating the transaction price to the performance obligations; and

5.	recognizing revenue as the performance obligations are satisfied.

ROMEO POWER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

We recognize revenue when (or as) performance obligations are satisfied by transferring control of the performance obligation to a customer. Control of a performance obligation may transfer to the customer either at a point in time or over time depending on an evaluation of the specific facts and circumstances for each contract, including the terms and conditions of the contract as agreed with the customer, as well as the nature of the products or services to be provided.

Our contracts with customers generally include either a combination of prototypes with related engineering services or product sales. For product sales, the primary performance obligation to our customers is the delivery of finished goods and products under associated purchase orders. Control of the products sold typically transfers at a point in time upon delivery to the customer’s warehouse or at transportation shipping point, based upon when title of ownership passes to the customer under the terms and conditions of the arrangement.

Each customer purchase order sets forth the transaction price for the products and services purchased under the arrangement. For contracts with multiple performance obligations, we evaluate whether the stated selling prices for the products or services represent their standalone selling prices. When it is necessary to allocate the transaction price to multiple performance obligations (i.e. for customized solutions unique to a customer’s specifications), management typically uses the expected cost plus a reasonable profit margin to estimate the standalone selling price of each product or service. For standard products and services with observable sales transactions, the observable sales transactions are used to determine the standalone selling price.

Some customer arrangements include variable consideration, such as volume discounts, some of which depend upon the customers meeting specified performance criteria, such as a purchasing level over a period of time. We use judgment to estimate the most likely amount of variable consideration at customer contract inception and then again at each reporting date. When estimating variable consideration, we also apply judgment when considering the probability of whether a reversal of revenue could occur and only recognizes revenue subject to this constraint.

Customer arrangements that include the provision of developed or customized products that require the bundling of promises, such as providing non-recurring engineering and development services that lead to a prototype, are combined into a single performance obligation because the individual products and services that are required to fulfill the customer requirements do not meet the criteria for a distinct performance obligation. These customized products generally have no alternative use to Romeo and are recognized over time or at a point in time depending on whether the terms and conditions of these arrangements give us the enforceable right to payment for performance completed to date, including a reasonable profit margin.

For arrangements that provide an enforceable right to payment, control transfers over time and we measure progress towards completion by selecting the input or output method that best depicts the transfer of control of the underlying goods and services to the customer for each respective arrangement. Methods we use to measure progress toward completion include the use of a percentage of completion cost-to-cost measure of progress because it best depicts the transfer of control to the customer as we incur costs on our contracts. Under the percentage-of- completion cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs to complete the performance obligation(s). For arrangements where no enforceable right to payment exists, we will recognize revenue at a point in time based on the title transfer of the final prototype or specified product.

We also provided services to the Joint Venture under separate work orders and contractual arrangements. These services included a single performance obligation for non-recurring and other engineering services, which were provided at cost incurred plus a fixed fee percentage. Revenue for these services is recognized over time, based on costs incurred or the right to invoice method (i.e., in situations where the value transferred matches the billing rights), as the customer receives and consumes the benefits.

Our typical payment terms are 30–60 days, and sales arrangements do not include any significant financing components for our customers.

Any payments that are received from a customer in advance of satisfaction of a related performance obligation, as well as billings in excess of revenue recognized, are deferred and treated as a contract liability. Advance payments and billings in excess of revenue recognized are classified as current or non- current contract liabilities based on the timing of when the recognition of revenue is expected.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Freight charges billed to customers are included in sales, and the related shipping costs are included in cost of revenues on the consolidated statements of operations. If shipping activities are performed after a customer obtains control of a product, we apply a policy election under ASC 606 to account for shipping as an activity to fulfill the promise to transfer the product to the customer.

We also apply a policy election to exclude transaction taxes collected from customers from sales when the tax is both imposed on and concurrent with a specific revenue-producing transaction.

We generally provide customers with a product warranty that assures that the products meet standard specifications and are free of defects. Claims incurred under our standard product warranty programs are recorded based on open claims and historical experience, which have not been significant and were not significant for the year ended December 31, 2021.

Cost of Revenues—We include within cost of revenues those costs related to the manufacture and distribution of our battery packs and energy storage solutions. Specifically, we include in cost of revenues each of the following: material costs; labor and employee benefit costs related to the manufacture of our products, including stock-based compensation costs; depreciation and amortization; lease costs; and freight and shipping costs. Costs are expensed as incurred, or as control of products is transferred, except for costs incurred to fulfill a contract, which are capitalized and amortized on a straight-line basis over the expected period of performance. We do not incur significant incremental costs to acquire contracts.

Research and Development—R&D primarily consist of costs associated with the development and testing of our products. R&D costs include the salary and benefits of certain personnel, consultants, facility costs, supplies and other direct and allocated indirect expenses incurred to support our R&D programs. Total R&D costs for the year ended December 31, 2021 were $15.3 million.

Other Costs—We include within selling, general and administrative expenses, labor and other costs not directly related to the development and manufacture of our products, including expenses, such as compensation for our sales team, travel expense incurred in connection with sales efforts and advertising costs.

Income Taxes—We apply the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

We record a valuation allowance, when necessary, to reduce deferred tax assets to the amount expected to be realized. Estimates of the realizability of deferred tax assets, as well as our assessment of whether an established valuation allowance should be reversed, are based on projected future taxable income, the expected timing of the reversal of deferred tax liabilities, and tax planning strategies. When evaluating whether projected future taxable income will support the realization of our deferred tax assets, we consider both our historical financial performance and general economic conditions. In addition, we consider the time frame over which it would take us to utilize the deferred tax assets prior to their expiration.

We utilize a two-step approach to recognizing and measuring uncertain income tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained upon examination by the Internal Revenue Service (IRS) or other taxing authorities, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. We consider many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments and may not accurately forecast actual outcomes. As more fully described in note 15—Income Taxes, management determined as of December 31, 2021 that a portion of the deferred tax benefits related to federal and state research tax credits are not more likely than not to be sustained upon examination.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Basic and Diluted Loss Per Share—Basic loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the year. Diluted loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the year, plus the number of ordinary shares that would have been outstanding if all potentially dilutive ordinary shares had been issued, using the treasury stock method, in accordance with ASC 260, Earnings Per Share.

Stock-Based Compensation—We use the fair value recognition method of accounting for stock options, warrants and restricted stock awards granted to employees, non-employees and directors to measure the cost of services received in exchange for stock-based awards. Under the fair value recognition method, cost is measured at the grant date based on the estimated fair value of the award and is recognized as expense on the straight-line basis over the requisite service period, which is generally the vesting period. Stock options generally vest over 3 years, net of actual forfeitures in the period.

The estimated fair value of stock options and warrants, excluding market-based awards is estimated on the grant date using the Black-Scholes option-pricing model. The fair value of restricted stock awards granted prior to there being a public market for our stock, was measured based on the grant date estimated fair value of our common stock. The Black-Scholes option-pricing model requires inputs such as the fair value of our common stock, the risk-free interest rate, expected term, expected dividend yield and expected volatility. The most significant assumption used in determining the fair value of stock-based awards, granted prior to there being a public market for our stock, was the estimated fair value of common stock on the date of grant. Prior to there being a public market for our stock, in order the determine the fair value of the common stock on the date of grant, a valuation analysis was performed by management, with the assistance of a third-party valuation firm, using a combination of market and income approaches. The risk-free interest rate assumption is determined by using the U.S. Treasury rates of the same period as the expected option term of each stock option. We use the simplified method to calculate the expected term. The dividend yield assumption is based on the dividends expected to be paid over the expected life of the stock option. Our volatility is derived from several publicly traded peer companies.

We estimate the grant date fair value of awards with market conditions using a Monte Carlo simulation or other appropriate fair value method with the assistance of an independent third-party valuation firm.

Public and Private Placement Warrants—We classify the Public and Private Placement Warrants as long-term liabilities on our consolidated balance sheets as these instruments are precluded from being indexed to our own stock given the terms allow for a settlement adjustment that does not meet the scope of the fixed-for-fixed exception in ASC 815, Derivatives and Hedging. In certain events outside of our control, the Public Warrant and Private Placement Warrant holders are entitled to receive cash while in certain scenarios the holders of the common stock are not entitled to receive cash or may receive less than 100% of any proceeds in cash, which precludes these instruments from being classified within equity pursuant to ASC 815-40.

The Public and Private Placement Warrants were initially recorded at fair value on the date of the Business Combination and are subsequently adjusted to fair value at each subsequent reporting date. Changes in the fair value of these instruments are recognized within change in fair value of Public and Private Placement Warrants in the consolidated statements of operations.

Fair Value of Financial Instruments—The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and establishes the disclosure requirements regarding fair value measurements. Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1 Inputs—Unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Level 2 Inputs—Inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 Inputs—Unobservable inputs reflecting our assessment of assumptions that market participants would use in pricing the asset or liability. We develop these inputs based on the best information available.

As of December 31, 2021, the fair value of cash, accounts receivable, accounts payable, accrued expenses and other payables approximated carrying value due to their short-term maturities.

As of December 31, 2021, our financial instruments measured at fair value consist of cash equivalents, available-for-sale debt investments and private placement warrants. See Note 6 - Fair Value for further discussion.

Change in Segments—During the third quarter of 2021, we hired a new Chief Executive Officer who became our Chief Operating Decision Maker (“CODM”). Our new CODM changed how we manage our business and allocate resources, which resulted in modifications to our organizational and segment structure. As a result, we reorganized from two segments (Romeo Power North America and Joint Venture Support) to a single operating segment for the consolidated business. Our operations are now comprised of a single reportable segment. As a result, the note on segment information is not presented in this Annual Report on Form 10-K.

The CODM evaluates and monitors performance primarily through consolidated sales and gross profit. Asset information is not regularly reported to the CODM for purposes of the allocation of resources or assessing segment performance.

All of our revenues (based on location of customer) and long-lived assets were within North America for the year ended ended December 31, 2021.

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, ASC 740, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The guidance is effective for all public business entities for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption is also permitted. We adopted the standard on January 1, 2021 and the adoption of the new guidance does not have a material impact on our financial position, operating results or cash flows.

In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815), which clarifies the interaction between the accounting for equity securities in ASC 321, the accounting for equity method investments in ASC 323, and the accounting for certain forward contracts and purchased options in ASC 815. The guidance is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We adopted this standard on a prospective basis effective January 1, 2021. The adoption of the new guidance does not have a material impact on our financial position, operating results or cash flows.

ROMEO POWER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Recently Issued Accounting Pronouncements Not Yet Adopted

In October 2021, FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. Under ASU 2021-08, an acquirer must recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. The guidance is effective for interim and annual periods beginning after December 15, 2022, with early adoption permitted. We plan to early adopt ASU 2021-08 on a prospective basis effective January 1, 2022 and we don’t expect the adoption of the new guidance to have a material impact on our financial position, operating results, or cash flows.

Other recently issued accounting updates are either not expected to have a material impact or are not relevant to our consolidated financial statements.

3. REVENUES

Contract Liabilities—Contract liabilities in the accompanying consolidated balance sheets relate to payments received in advance of satisfying performance obligations under our contracts and are realized when the associated revenue is recognized under the contracts. During the year ended December 31, 2021, changes in contract liabilities were as follows (in thousands):

Beginning balance	$815
Revenues recognized	(3,663)
Increase due to billings	3,232

Ending balance	$384

Contract liabilities are earned as services and prototypes are transferred to the customer. The remaining contract liability balance as of December 31, 2021 is expected to be earned and recognized as revenue within the next twelve months.

As of December 31, 2021, we had executed certain contracts with customers to deliver specific battery packs, modules and battery management system and software services. These contracts contain minimum quantity purchase requirements that are non-cancellable (other than for a breach by Romeo), and we have enforceable rights to pursue payments due under these contracts under make-whole provisions, or through customary remedies for breach of contract if the minimum quantities are not ordered. The following table presents the non-cancellable minimum purchase commitments under such contracts as of December 31, 2021 (in thousands):

Contractual Minimum Purchase Commitments
Purchase contracts with make-whole provisions (1)	$306,022
Purchase contracts with provisions of customary remedies for breach of contract (2)	86,202

Total	$392,224

(1)

For the $306.0 million of unsatisfied performance obligations related to minimum quantity purchase commitments, if the customers do not follow through on their minimum purchase commitments, we would receive a maximum of $286.5 million under certain make-whole provisions included in these contracts.

(2)

For the remaining $86.2 million of unsatisfied performance obligations related to minimum quantity purchase commitments included in these contracts, if the customers do not follow through on their minimum purchase commitments, we would seek damages through customary remedies for breach of contract.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The following table presents the estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) as of December 31, 2021 (in thousands):

Revenues Expected To be Recognized
January 1, 2022 through December 31, 2022	$35,218
January 1, 2023 through December 2025	357,006

Total	$392,224

The realization and timing of the recognition of our backlog is dependent, among other things, on our ability to obtain and secure a sufficient supply of battery cells from our suppliers as well as our ability to meet the acceptance requirements in contracts, such as design and quality tests.

In addition, these amounts exclude any potential adjustments for variable consideration which could arise from provisions in our contracts where the price for a product or service can change based on future events. Based on practical expedient elections permitted by ASC 606, the Company does not disclose the value of unsatisfied performance obligations for variable consideration that is allocated entirely to a wholly unsatisfied performance obligation.

Disaggregation of Revenues—We earn revenue through the sale of products and services. Product and service lines are the disaggregation of revenues primarily used by management, as this disaggregation allows for the evaluation of market trends, and certain product lines and services vary in recurring versus non-recurring nature. We do not have any material sales outside of North America.

The following table disaggregates revenues by when control is transferred for the year ended December 31, 2021 (in thousands):

Point in time	$14,979
Over time	1,825

Total	$16,804

4. INVENTORY, NET

As of December 31, 2021 , inventory, net consisted of the following (in thousands):

Raw materials	$35,327
Work-in-process	1,364
Finished goods	434

Total	$37,125

We provide inventory write downs for slow-moving and obsolete inventory items when the net realizable value of inventory items is less than their carrying value. The Company then evaluates the carrying value of the remaining raw materials inventories based on the market resale value assumption using recent purchase information, supplier quotes or reputable third-party sources for market price. Work in progress is valued at an estimate of cost, including attributable overheads, based on stage of completion.

During the year ended December 31, 2021, we recorded $3.0 million of inventory provision in product cost of revenues.

ROMEO POWER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

5. INVESTMENTS

Available-for-sale debt investments

The following table summarizes our available-for-sale debt investment holdings at December 31, 2021 (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized and Credit Losses	Fair Value
U.S. government securities	$28,008	$—	$(37)	$27,971
Municipal securities	37,370	47	(194)	37,223
Corporate debt securities	21,706	—	(122)	21,584
Asset-backed securities	5,890	—	(9)	5,881
U.S. agency mortgage-backed securities	4,700	—	(50)	4,650
Commercial paper	—	—	—	—

Total (1)	$97,674	$47	$(412)	$97,309

(1)	There were no unsettled sales of available-for-sale debt investments at December 31, 2021.

The following table presents the gross realized gains and gross realized losses related to available-for-sale debt investments for the year ended December 31, 2021 (in thousands):

Year Ended December 31, 2021
Gross realized gains	$62
Gross realized losses	(419)

Gross realized loss, net	$(357)

The following tables present the breakdown of the available-for-sale debt investments with gross unrealized losses and the duration that those losses had been unrealized at December 31, 2021 (in thousands):

	Unrealized Losses Less than 12 Months		Unrealized Losses 12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. government securities	$27,971	$(37)	$—	$—	$27,971	$(37)
Municipal securities	30,823	(194)	—	—	30,823	(194)
Corporate debt securities	21,584	(122)	—	—	21,584	(122)
Asset-backed securities	5,598	(9)	—	—	5,598	(9)
U.S. agency mortgage-backed securities	4,650	(50)	—	—	4,650	(50)

Total	$90,626	$(412)	$—	$—	$90,626	$(412)

ROMEO POWER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The following table summarizes the maturities of our available-for-sale debt investments at December 31, 2021 (in thousands):

	Amortized Cost	Fair Value
Less than 1 year	$45,257	$45,202
1 year through 5 years	47,717	47,457
Mortgage-backed securities with no single maturity	4,700	4,650

Total	$97,674	$97,309

Actual maturities may differ from the contractual maturities because borrowers may have the right to call or prepay certain obligations.

6. FAIR VALUE

Fair Value of Financial Instruments — The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and establishes the disclosure requirements regarding fair value measurements. Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy consisting of Level 1 inputs, Level 2 inputs and Level 3 inputs, which is further discussed in the “Fair Value of Financial Instruments” section of Note 2 - Summary of Significant Accounting Policies.

Our available-for-sale debt investments are measured at fair value on a recurring basis, consisting of investment grade high quality fixed income assets, which are priced using quoted market prices for similar instruments or unbinding market prices that are corroborated by observable market data.

The Public and Private Placement Warrants are measured at fair value on a recurring basis. We will continue to adjust these liabilities for changes in the fair value of the Public and Private Placement Warrants until the warrants are exercised, redeemed or cancelled. Prior to the redemption of the Public Warrants on April 5, 2021, the Public Warrants were traded on the NYSE and were recorded at fair value using the closing stock price as of the measurement date, which represents a Level 1 fair value measurement.

The fair value of the Private Placement Warrants is established using both Level 1 and Level 2 inputs and determined using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires inputs such as the fair value of our Common Stock, the risk-free interest rate, expected term, expected dividend yield and expected volatility. The fair value of our Common Stock is considered a Level 1 input as our Common Stock is freely traded on the NYSE. The risk-free interest rate assumption is determined by using the U.S. Treasury rates of the same period as the expected term of the Private Placement Warrants, which is 4 years. The dividend yield assumption is based on the dividends expected to be paid over the expected life of the warrant. Our volatility is derived from several publicly traded peer companies.

ROMEO POWER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

As of December 31, 2021, assets and liabilities measured at fair value on a recurring basis were as follows (in thousands):

	December 31, 2021
	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash equivalents:
Money market funds	$263	$263	$—	$—

Subtotal	263	263	—	—

Available-for-sale debt investments:
U.S. government securities	27,971	—	27,971	—
Municipal securities	37,223	—	37,223	—
Corporate debt securities	21,584	—	21,584	—
Asset-backed securities	5,881	—	5,881	—
U.S. agency mortgage-backed securities	4,650	—	4,650	—

Subtotal	97,309	—	97,309	—

Total	$97,572	$263	$97,309	$—

Financial Liabilities:
Private Placement Warrants	$1,526	$—	$1,526	$—

Total	$1,526	$—	$1,526	$—

The key assumptions used to determine the fair value of the Private Placement Warrants as of December 31, 2021 using the Black-Scholes model were as follows:

Risk-free interest rate	1.11%
Expected term (in years)	4
Expected volatility	53%
Dividend yield	—
Fair value of common stock	$3.65

ROMEO POWER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

7. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment for the year ended December 31, 2021 consisted of the following (in thousands):

Production and test equipment	$9,658
Computer equipment	1,670
Software	3,345
Tooling	3,276
Furniture and fixtures	187
Leasehold improvements	2,033
Automobiles	22
Assets not yet in service	3,199

Total property, plant and equipment	23,390
Less accumulated depreciation and amortization	(8,232)

Total property, plant and equipment—net	$15,158

Total depreciation and amortization expense for the year ended December 31, 2021 was $2.7 million.

8. LEASES

We have operating and finance leases for our warehouse and certain equipment. Our leases have remaining terms from 1 year to 13 years, some of which include options to extend the leases for up to 5 years. Short term leases with a term of 12 months or less are not presented on the balance sheet and expense is recognized as incurred. Operating leases are reported as operating lease ROU assets, operating lease liabilities-current and operating lease liabilities-net of current portion on our consolidated balance sheets. Finance leases are reported as finance lease ROU assets, finance lease liabilities-current, and finance lease liabilities-net of current portion on our consolidated balance sheets.

The components of lease expense as of December 31, 2021 were as follows (in thousands):

Operating lease cost	$1,318

Finance lease cost:
Amortization of right-of-use assets	367
Interest on lease liabilities	38

Total finance lease cost	$405

Short-term and variable lease expenses incurred during the year of 2021 were immaterial.

Supplemental cash flow information related to leases as of December 31, 2021 were as follows (in thousands):

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$855
Operating cash flows from finance leases	32
Financing cash flows from finance leases	429

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Supplemental consolidated balance sheet information related to leases as of December 31, 2021 was as follows (in thousands):

Operating leases:
Operating lease right-of-use assets	$23,115

Operating lease liabilities, current	$416
Operating lease liabilities, net of current portion	23,058

Total operating lease liabilities	$23,474

Finance leases:
Finance lease right-of-use assets	$4,070

Finance lease liabilities, current	$927
Finance lease liabilities, net of current portion	2,595

Total finance lease liabilities	$3,522

Lease Assets obtained in exchange for Lease Liabilities
Operating leases	$22,953
Finance leases	$4,107

Weighted Average Remaining Lease Term
Operating leases	12.9 years
Finance leases	2.6 years

Weighted Average Discount Rate
Operating leases	8.0%
Finance leases	4.3%

Maturities of lease liabilities were as follows (in thousands):

Year Ended December 31	Operating Leases	Finance Leases	Total
2022	$2,390	$1,057	$3,447
2023	2,604	1,377	3,981
2024	2,682	633	3,315
2025	2,763	716	3,479
2026	2,846	—	2,846
Thereafter	25,608	—	25,608

Total future minimum lease payments	38,893	3,783	42,676
Less imputed interest	(15,419)	(261)	(15,680)

Total	$23,474	$3,522	$26,996

ROMEO POWER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

9. EQUITY METHOD INVESTMENTS

BorgWarner Romeo Power LLC

Legacy Romeo and BorgWarner formed BorgWarner Romeo Power LLC on June 28, 2019. Legacy Romeo and BorgWarner received a 40% interest and 60% interest in the Joint Venture, respectively. Subsequently, Legacy Romeo and BorgWarner agreed to contribute an additional $10.0 million in total to the Joint Venture which represented funding for 2021 capital needs. In January 2021, we invested $4.0 million in the Joint Venture, which represented our pro rata share of the agreed upon funding. During the year ended December 31, 2021, we recorded our share of the net loss of the JV as “Loss in equity method investments” in our consolidated statements of operations and comprehensive income (loss). For information on our transactions with the JV, see Note 17 - Transactions with Related Parties. On October 25, 2021, BorgWarner elected to exercise a right under the Joint Venture Operating Agreement, dated May 6, 2019 (the “Operating Agreement”), to put its 60% ownership stake in the JV to the Company. See Note 20 - Subsequent Events for further information on our acquisition of the Borg Warner’s ownership share in the JV for a cash payment of $28.6 million, which was completed in February 2022.

Heritage Battery Recycling, LLC

Under the Battery Recycling Arrangement entered into in October 2020, HBR has agreed to design, build and operate a system for redeploying, recycling or disposing of lithium-ion batteries (the “System”) to be located at HES’s facility in Arizona. Immediately following the Business Combination on December 29, 2020, we contributed $35.0 million to HBR, a related party to an investor in Legacy Romeo and an investor of $25.0 million in the private placement of shares of Common Stock (the “PIPE Shares”) that were sold in connection with the Business Combination. While the arrangement is in effect, it establishes a strategic arrangement with HES for the collection of our battery packs for recycling, and it gives our customers priority at the recycling facility. We also have agreed to fund, in principal, up to $10.0 million for a pilot program that, if successful, could lead to the purchase of commercial vehicles containing Romeo batteries by HBR’s affiliate. The terms of the pilot program have not yet been finalized and reflected in an executed agreement.

As of December 31, 2021, HBR had not yet begun construction of the battery recycling facility or begun operation of the System. Therefore, during the year ended December 31, 2021, there were no profits or losses from our equity method investment to be recognized in our consolidated statement of operations and comprehensive income.

On October 6, 2021, Heritage Battery Recycling announced it had combined with Retriev Technologies, and the combined company now operates under the Retriev Technologies brand (“Retriev”).

10. ACCRUED EXPENSES

As of December 31, 2021, accrued expenses consisted of the following (in thousands):

Accrued professional service fees	$2,225
Accrued payroll expenses	1,896
Accrued construction in progress	658
Accrued inventory	1,422
Accrued warranty expenses	560
Other accrued expenses	1,395

Total accrued expenses	$8,156

ROMEO POWER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

11. DEBT

As of December 31, 2021, we had no debt outstanding.

PPP Loans

In March 2020, the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. As a result of COVID-19, we faced risks to raising necessary capital which could significantly disrupt our business. To help mitigate those risks and support our ongoing operations, in June 2020, we received proceeds totaling $3.34 million for two loans granted under the U.S. Small Business Administration’s (“SBA”) PPP. The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses. The loans and accrued interest are forgivable after 24 weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the forgiveness period. For the $3.30 million PPP loan, any unforgiven portion would be payable over two years, at an interest rate of 1%, with a deferral of payments for the first six months. For the $0.04 million PPP loan, any unforgiven portion would be payable over five years, at an interest rate of 1%, with a deferral of payments for the first 16 months.

Our use of the loan proceeds through the forgiveness period was in compliance with the conditions for forgiveness of the loan. Per the terms of the PPP loans, payments are deferred for borrowers who apply for loan forgiveness until the SBA makes a determination on the loan amount to be forgiven. We applied for forgiveness of the loans following the covered period of the loans. Our $3.34 million PPP loans were fully forgiven by SBA in 2021.

12. PUBLIC AND PRIVATE PLACEMENT WARRANTS

In February 2019, in connection with the RMG initial public offering (the “RMG IPO”), RMG issued 7,666,648 warrants (the “Public Warrants”) to purchase shares of Common Stock at $11.50 per share. Simultaneously with the consummation of the RMG IPO, RMG issued 4,600,000 warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Public and Private Placement Warrants”) to purchase shares of Common Stock at $11.50 per share, to RMG Sponsor, LLC (the “Sponsor”), certain funds and accounts managed by subsidiaries of BlackRock, Inc., and certain funds and accounts managed by Alta Fundamental Advisers LLC.

On February 16, 2021, we announced the redemption of all of the outstanding Public Warrants to purchase shares of our Common Stock, that were issued under the Warrant Agreement, dated February 7, 2019, by and between RMG and American Stock Transfer & Trust Company, LLC, as warrant agent. All Public Warrants could be exercised until April 5, 2021 to purchase shares of our Common Stock, at the exercise price of $11.50 per share, and any Public Warrants that remained unexercised were voided and no longer exercisable. On April 5, 2021, 7,223,683 Public Warrants were redeemed at the redemption price of $0.01 per Public Warrant. The Company paid Public Warrant holders a total of $72,237 in connection with the redemption.

The Public and Private Placement warrants are recorded as liabilities in our consolidated balance sheets. As of December 31, 2021, we had 3,178,202 Private Warrants and no Public Warrants outstanding.

13. EQUITY

We are authorized to issue two classes of capital stock, Common Stock and preferred stock. The total number of shares that we are authorized to issue is 260,000,000 of which, 250,000,000 shares shall be Common Stock and 10,000,000 shares shall be preferred stock.

Our board of directors is authorized to issue shares of preferred stock, with such designations, voting and other rights and preferences as they may determine. As of December 31, 2021, there were no shares of preferred stock issued or outstanding.

ROMEO POWER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Legacy Romeo Warrants

Prior to December 29, 2020, we issued certain of our convertible notes and term notes with detachable warrants for the purchase of shares of Legacy Romeo Class A common stock. We utilized a Black-Scholes option-pricing model to determine the fair value of each warrant, which was recorded as a debt discount and amortized over the term of the notes. In connection with the Business Combination, the warrants for shares of Legacy Romeo Class A common stock were exchanged for warrants for shares of Common Stock (the “Legacy Romeo Warrants”) and the exercise price per share was converted by the Exchange Ratio. We did not issue any convertible or term notes with detachable warrants during the year ended December 31, 2021.

From 2015 through 2018, we issued warrants for the purchase of shares of Legacy Romeo Class A common stock in exchange for historical services provided. We utilized a Black-Scholes option-pricing model to determine the fair value of each warrant, which was recorded as compensation expense immediately, as the warrants were immediately exercisable. In connection with the Business Combination, the warrants for shares of Legacy Romeo Class A common stock were exchanged for the Legacy Romeo Warrants and the exercise price per share was converted by the Exchange Ratio. There was no expense for warrants related to services provided for the year ended December 31, 2021.

As of December 31, 2021, total Legacy Romeo Warrants outstanding and exercisable were 2,111,543 shares, the fair value of which were fully amortized and included in additional paid-in capital.

The following table presents a consolidated summary of activity for all such Legacy Romeo Warrants (dollars in thousands, except weighted average exercise prices):

Legacy Romeo Warrant Activity and Other Data	Number of Warrants	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Warrants outstanding, December 31, 2020	3,191,954	$4.57	8.7	$57,200
Exercised	(919,388)	$3.33
Forfeited	(161,023)	$3.88

Warrants outstanding, December 31, 2021	2,111,543	$4.71	6.8	$911

Warrants exercisable, December 31, 2021	2,111,543	$4.71	6.8	$911

14. STOCK-BASED COMPENSATION

2016 Stock Plan

In October 2016, we adopted the 2016 Stock Plan (the “2016 Plan”), as amended in February 2017. The 2016 Plan allowed for the issuance of both incentive stock option and nonqualified stock options. On December 29, 2020, our stockholders approved the Romeo Power, Inc. 2020 Long-Term Incentive Plan (the “2020 Plan”). The remaining 800,704 shares available for issuance under the 2016 Plan were canceled and retired on December 29, 2020. The outstanding options issued under the 2016 Plan are continued to be vested through the original time vesting terms. Any canceled and forfeited options issued under the 2016 Plan after December 29, 2021 are added back to the 2020 Plan for future issuance.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

2020 Stock Plan

The purpose of the 2020 Plan is to attract, retain, incentivize and reward top talent through stock ownership, to improve operating and financial performance and strengthen the mutuality of interest between eligible service providers and stockholders.

The 2020 Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, dividend equivalent rights, and performance-based stock awards (collectively, “stock awards”) and cash awards. Incentive stock options may be granted only to our employees, including officers, and the employees of our subsidiaries. All other stock awards and cash awards may be granted to our employees, officers, non-employee directors, and consultants and the employees and consultants of our subsidiaries and affiliates.

The aggregate number of shares of our Common Stock that may be issued pursuant to stock awards under the 2020 Plan will not exceed the sum of (x) 15,000,000 shares, plus (y) 11,290,900, the number of shares subject to outstanding awards under the 2016 Plan on the date of the Business Combination.

During the year ended December 31, 2021, we issued RSUs and PSUs under the 2020 Plan, as described further in the section titled “Restricted Stock Unites and Performance-related Stock Units” below. As of December 31, 2021, there were 14,796,370 shares remaining available for issuance under the 2020 Stock Plan.

Time-based Option Awards

During the year ended December 31, 2021, we did not grant any stock options to employees and our employees exercised time-based stock options totaling 3,631,726 shares for total proceeds of $18.5 million.

Generally, our stock options vest over 3 years, with either one third of the options vesting at the one-year anniversary and 1/36 of the options vesting each month thereafter or 1/36 of the options vesting each month. All stock options expire after 10 years from the grant date. Vesting ceases when the employment or consulting relationship ends.

The following table summarizes our time-based stock option activity (dollars in thousands, except weighted average exercise prices):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding Options, December 31, 2020	6,509,591	$4.26	6.91	$118,657
Exercised	(2,704,931)	4.27		$15,706
Cancelled	(394,273)	5.38		—

Outstanding Options, December 31, 2021	3,410,387	$4.13	4.7	$2,496

Exercisable and vested, December 31, 2021	3,106,349	$4.19	4.4	$2,123

Performance and Market-based Option Award

In August 2020, we awarded 4,633,978 stock options to our then Chairman and CEO at an exercise price of $6.69 per share. All of the shares covered by such award are subject to time-based, performance and market condition vesting requirements. As of December 29, 2020, the date of the Business Combination, the performance condition was satisfied, and we began recognizing SBC expense based upon the grant date fair value of the award. We recognized the SBC expense over the requisite service period, which was from August 12, 2020 through June 27, 2021. We estimated the grant date fair value of the award to be $9.6 million, which was determined using a Monte Carlo simulation with the assistance of an independent third-party valuation firm. Out of the $9.6 million SBC expense, $4.1 million was recognized at December 29, 2020. Also see Note 1 – “Immaterial Correction of Previously Issued Consolidated Financial Statements” for further discussion regarding this stock option award.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

According to the table of exercisable shares below and the average of the closing price per share of our Common Stock on each of the five trading days immediately following the vesting date of June 27, 2021, 926,795 shares of the performance and market-based option became exercisable when the six-month lockup period assigned to Legacy Romeo stockholders in connection with the Business Combination expired. The remaining 3,707,183 shares of performance option were cancelled on June 27, 2021 and added back to the 2020 Plan for future issuance. On July 6, 2021, all 926,795 shares of vested option were exercised for total proceeds of $6.2 million.

Average Closing Share Price:	Cumulative Number Of Shares
$6.6869 - $8.9452	926,795
$8.9453 - $11.9272	1,853,591
$11.9273 - $14.9092	3,243,781
$14.9093	4,633,978

Restricted Stock Units and Performance-related Stock Units

During the year ended December 31, 2021, we granted 2,281,068 RSUs and 2,303,005 PSUs to our employees and 133,492 RSUs to our directors. The RSUs granted to our employees are generally eligible to vest over three years from the commencement date, subject to continued employment on each vesting date. One third of these shares vest on the one-year anniversary of the vesting commencement date. The remaining shares vest equally over eight quarters thereafter. The RSUs granted to our directors on June 11, 2021 vested in full on July 1, 2021.

The PSUs vest after three years from the commencement date based on the achievement of certain predetermined performance and market goals and are payable in cash or shares of our Common Stock, at our election. The market-based goal will be measured by reference to the highest 100-consecutive-trading-day average closing price for our Common Stock through December 31, 2023. The performance-based goal will be measured by the achievement of certain backlog targets and percentage reductions in bill-of-material costs per Kilowatt-Hour by December 31, 2021. The actual number of shares to be issued for the PSUs will be the higher of the market-based vesting percentage or the performance-based vesting percentage, subject to a market-based limitation, and can range from 0% to 200% of the target number of shares set at the time of grant. Stock-based compensation expense for the PSUs is recognized on a straight-line basis over the service period based upon the value determined using the Monte Carlo valuation method for the market goal plus an incremental value, if any, determined by expected achievement of the performance-based goals. The Monte Carlo valuation method incorporates stock price correlation and other variables over the time horizons matching the performance periods. Management had reviewed and assessed the achievement of the performance-based goals as of December 31, 2021.

The grant date fair value of the PSUs granted during 2021 derived from the Monte Carlo simulation, was based, in part, on the following assumptions:

	Assumption Range
Fair Value Assumptions:	Minimum		Maximum
Grant date stock price	$4.58	~	$9.23
Risk-free interest rate	0.24%	~	0.29%
Simulation term (in years)	2.4	~	2.6
Expected volatility	63.7%	~	64.4%
Dividend yield		0%
Grant date fair value per share	$2.60	~	$9.23

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The following table summarizes our RSU and PSU activity (dollars in thousands, except weighted average fair values):

	Shares	Weighted Average Fair Value
Outstanding at December 31, 2020	—	$—
Granted	4,717,565	$6.99
Vested	(510,952)	$9.23
Forfeited	(382,216)	$7.42

Outstanding at December 31, 2021	3,824,397	$6.64

The fair value of all RSUs and PSUs granted during 2021 was $33.0 million.

Award modification

On August 6, 2021 our Board of Directors announced that our former CEO would resign from the Company, effective August 16, 2021. In connection with the former CEO’s cessation of employment we agreed to modify the terms of 81,153 unvested stock options to allow the shares to continue vesting during the former CEO’s consulting period. In connection with the modification, we recorded a reduction of $0.3 million in SBC expense.

Stock-based compensation expense

During 2021, we recognized a total of $18.4 million of SBC expense related to the vesting of stock options, RSUs and PSUs.

The following table summarizes our SBC expense by line item in the consolidated statements of operations and comprehensive income during the year ended December 31, 2021 (in thousands):

Cost of revenues	$588
Research and development	2,380
Selling, general, and administrative	15,395

Total	$18,363

The following table summarizes our SBC expense by award type for the year ended December 31, 2021 (in thousands):

Options	$10,046
RSUs	5,560
PSUs	2,757

Total	$18,363

As of December 31, 2021, the unrecognized SBC expense and the weighted average period over which these SBC expense were expected to be recognized were summarized as follows (dollar in thousands):

	December 31, 2021	Weighted Average Recognition Period
Options	$906	1.01
Restricted awards (RSUs and PSUs)	21,805	2.11

Total	$22,711

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

15. INCOME TAXES

The provision for income taxes was as follows for the year ended December 31, 2021 (in thousands):

Current:
Federal	$—
State	7

Total current	7

Total deferred	—

Total provision for income taxes	$7

The following table presents the reconciliation of the federal statutory rate to the effective tax rate as of December 31, 2021:

Federal statutory rate	21.0%
State statutory rate, net of federal tax benefit	(64.3)
Federal and state tax credits	(13.6)
Stock-based compensation	(3.6)
Valuation allowance adjustments	326.5
Purchase money debt reduction	—
Deductible transaction costs	—
Change in fair market value of warrants	(264.6)
Federal loan forgiveness exempt from tax	(7.0)
Loss on extinguishment on converted debt	—
Loss from joint venture	—
Limit on executive compensation deductions	4.8
Others	0.9

Effective tax rate	0.1%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The following table presents the principal components of deferred tax assets and liabilities as of December 31, 2021 (in thousands):

Deferred tax asset:
Accrued expense	$3,544
Investment in joint venture	85
Operating lease liabilities	7,138
Intangible assets	1,766
Stock-based compensation	2,938
Tax credits	7,904
Net operating loss carryforwards	78,960

Total deferred tax asset	102,335

Deferred tax liability:
Property, plant and equipment	(552)
Operating lease right of use assets	(7,189)

Total deferred tax liability	(7,741)

Net deferred tax asset	94,594
Valuation allowance	(94,594)

Net deferred tax liability	$—

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the tax-basis amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all the deferred tax assets will be realized. The realization of deferred tax assets may be dependent on our ability to generate sufficient income in future years in the associated jurisdiction to which the deferred tax asset relates. As of December 31, 2021, we recorded a valuation allowance of $94.6 million against the deferred tax asset balance as realization is uncertain due to a history of operating losses, of which approximately $2.1 million is expected to be recorded as additional paid in capital upon reversal.

As of December 31, 2021, we had federal net operating loss carryforwards of $295.2 million and state net operating loss carryforwards of $400.5 million. Approximately $44.8 million of the federal net operating losses may be carried forward for 20 years and begin to expire in 2034, the remaining $250.4 million do not expire and carried forward indefinitely. State net operating losses begin to expire in 2036.

Utilization of the net operation loss carryforward and research credit carryforward may be subject to an annual limitation due to the ownership percentage change limitations under Section 382, provided by the Internal Revenue Code of 1986, and similar state provisions. The annual limitation may result in the expiration of some net operating losses before utilization.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is not currently under examination in any taxing jurisdiction and generally is no longer subject to examination for tax years prior to 2018. The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the year ended December 31, 2021:

Unrecognized tax benefits – January 1	$1,869
(Decrease) Increase – prior year	(84)
Increase – current year	341
Settlements	—
Statute of limitations expiration	—

Unrecognized tax benefits – December 31	$2,126

Included in the balance of unrecognized tax benefits as of December 31, 2021 are $2,126 of tax benefits that, if recognized, would affect the effective tax rate, absent any corresponding changes to the valuation allowance. We recognize interest and penalties related to unrecognized tax benefits in operating expenses. No such interest and penalties were recognized during the year ended December 31, 2021.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

16. NET INCOME (LOSS) PER SHARE

The basic and diluted net income (loss) per share is computed by dividing our net income or net loss by the weighted average shares outstanding during the period. The calculation of basic and diluted net income (loss) per share for the year ended December 31, 2021 is presented below (in thousands, except share and per share data):

Net income	$10,031

Weighted average common shares outstanding – basic	132,023,930
Dilutive effect of potentially issuable shares	3,317,032

Weighted average common shares outstanding – diluted	135,340,962

Basic net income per share	$0.08
Diluted net income per share	$0.07

Potentially dilutive shares that were considered in the determination of diluted net income (loss) per share include stock options and warrants to purchase our Common Stock as well as RSUs and PSUs. Antidilutive shares excluded from the calculation of diluted net income per share were 7,495,417 for the year ended December 31, 2021.

17. TRANSACTIONS WITH RELATED PARTIES

In the ordinary course of business, the Company enters into transactions with related parties to sell products and services. The following table presents the net revenues and cost of revenues associated with our related parties, which are included in our consolidated statement of operations and comprehensive income (in thousands):

Related party revenues - product revenues	$547
Related party revenues - service revenues	1,870

Total related party revenues	2,417

Costs associated with related party revenues - product revenues	449
Costs associated with related party revenues - service revenues	1,576

Total costs associated with related party revenues	2,025

Gross profit associated with related party revenues	$392

Transactions with BorgWarner and the Joint Venture

In connection with Legacy Romeo’s investment in the Joint Venture formed on June 28, 2019 (Note 9), Legacy Romeo entered into a services agreement to provide various professional services to the Joint Venture. We have also sold certain products directly to a subsidiary of BorgWarner. Revenues earned for services rendered to the Joint Venture and products sold to BorgWarner were presented in the table above. Accounts receivable from BorgWarner was $0.5 million at December 31, 2021. The $0.5 million accounts receivable from BorgWarner was subsequently collected in 2022.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

BorgWarner’s Election to Sell Its Ownership in the JV to The Company

On October 25, 2021, BorgWarner elected to exercise a right under the Joint Venture Operating Agreement, dated May 6, 2019 (the “Operating Agreement”), to put its 60% ownership stake in the JV to the Company. See Note 20 - Subsequent Events for further information on our acquisition of the Borg Warner’s ownership share in the JV for a cash payment of $28.6 million, which was completed in February 2022. We are evaluating the accounting treatment of the transaction.

Transactions with Heritage Environmental Services and its related parties

On October 2, 2020, we entered into the Battery Recycling Arrangement with HBR, an affiliate of HES, a related party to an investor in Legacy Romeo and an investor of $25.0 million in the PIPE Shares. Immediately following the Business Combination on December 29, 2020, we contributed $35.0 million to HBR. See Note 9 - Equity Method Investments for additional information relating to our contribution to HBR.

In connection with the Battery Recycling Arrangement, we also agreed to fund up to $10.0 million to purchase ten BEV trucks and the charging infrastructure for a one-year pilot program to determine the feasibility of transitioning HES’s or its affiliates’ fleet of trucks from diesel powered vehicles to BEVs. If such pilot program is successful, the parties would enter into an agreement for the procurement through us of at least 500 BEVs on terms acceptable to HBR, HES and us. The participants in the pilot program have been selected, and the parties have entered into agreements to support the pilot program. Development of batteries for the program is underway, and the pilot program is expected to start in 2022. During the year ended December 31, 2021, we recorded $1.1 million of selling, general and administrative expenses incurred for the pilot program.

Transactions with Michael Patterson and related parties

On April 15, 2021, Michael Patterson ended his employment with Romeo, resigned from all positions he used to hold in the Company, the Board of Directors and the JV’s board of directors, and we entered into a consulting agreement with him for services provided through the end of 2021. On May 5, 2021, we signed a non-binding Memorandum of Understanding with Crane Carrier Company (“CCC”) to explore the terms of a potential commercial relationship in which we would supply batteries to CCC for its electric refuse trucks. CCC was recently acquired by Battle Motors, a company founded by Michael Patterson, and Mr. Patterson is the Chief Executive Officer of both CCC and Battle Motors. As of December 31, 2021, we had a receivable of $1.5 million from Mr. Patterson included in prepaid expenses and other current assets, which was subsequently collected in 2022.

18. COMMITMENTS AND CONTINGENCIES

Litigation

We are subject to certain claims and legal matters that arise in the normal course of business. Management does not expect any such claims and legal actions to have a material adverse effect on our financial position, results of operations or liquidity, except the following:

Chelico Litigation

A police officer was injured in connection with an automobile accident resulting from an allegedly intoxicated Legacy Romeo employee driving following his departure from a 2017 company holiday party that occurred after hours and not on our premises. We terminated the employee’s employment shortly after the incident occurred. This matter resulted in a personal injury lawsuit (Chelico et al. v. Romeo Systems, Inc., et al., Case # 18STCV04589, Los Angeles County), for which we are a named defendant. In July 2020, we settled this matter in principle and agreed to pay a settlement of $6.0 million. Correspondence that we believe constituted a legally enforceable agreement was exchanged on July 22, 2020. Our business and umbrella insurance carriers agreed to cover the cost of damages owed. As a result, we accrued $6.0 million as a legal settlement payable with a corresponding insurance receivable for $6.0 million as of December 31, 2021. Because the plaintiff had not proceeded to finalize the settlement transaction due to a dispute with the City of Los Angeles related to the allocation of the global settlement payment between the plaintiff and the LAPD (unrelated to Romeo), we filed a claim for breach of contract against the plaintiff in Romeo Systems et al. v. Chelico, Case # 21STCV20701. The cases have been deemed related and are now both pending before Hon. Mark Epstein. A trial date for the contract-related claims has been set for October 2022, and trial for the personal injury claims has been set for June 2023. Based upon information presently known to management, we are not currently able to estimate the outcome of this proceeding or a possible range of loss, if any, more than the $6.0 million settlement payable we agreed upon.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Wage and Hour Litigation

In October 2020, a wage-and-hour class action was filed in Los Angeles Superior Court on behalf of all current and former non-exempt employees in California from October 2016 to present. The allegations include meal and rest period violations and various related claims. The parties mediated on October 7, 2021 and reached a settlement shortly thereafter. The parties are preparing to submit the settlement to the Court for approval. The proposed settlement amount is not material to the Company’s consolidated financial statements.

Cannon Complaint

On February 26, 2021, plaintiff Lady Benjamin PD Cannon f/k/a Ben Cannon filed a complaint (the “Cannon Complaint”) against Romeo and Michael Patterson (“Patterson”) in the Court of Chancery for the State of Delaware. The Cannon Complaint includes claims for declaratory relief (against Romeo and Patterson), non-compliance with Article 9 of the Delaware UCC (against Patterson), conversion (against Romeo and Patterson), and breach of contract (against Romeo). Generally, plaintiff alleges that the transfer to Patterson of a warrant for 1,000,000 shares of Romeo’s Common Stock, which plaintiff pledged as security for a loan, is invalid, that Patterson improperly accepted that warrant in satisfaction of the loan, and that she, not Patterson, holds the right to exercise that warrant and to purchase the equivalent of 1% of Romeo’s Common Stock. The relief sought by plaintiff includes declaratory relief, return of the warrant, specific performance on the warrant, money damages, cost of suit, and attorneys’ fees. On May 4, 2021, Romeo filed a motion to dismiss all claims against it under Delaware Chancery Rule 12(b)(6); on May 17, 2021, plaintiff filed a motion for partial summary judgment; and on June 16, 2021, Romeo and Patterson filed a joint Rule 56(f) motion for discovery.

On September 24, 2021, the Court granted Romeo’s motion to dismiss plaintiff’s claim for conversion against the Company, but otherwise denied Romeo’s motion. The Court also deferred a ruling on plaintiffs’ motion for partial summary judgment and Romeo and Patterson’s Rule 56(f) motion for discovery.

On October 8, 2021, the Court granted the parties’ stipulation pursuant to which plaintiff withdrew her motion for partial summary judgment without prejudice, the parties agreed that plaintiff would file a first amended complaint, and the parties agreed to a schedule for Romeo and Patterson to file Answers to that first amended complaint and a date by when the parties would complete certain discovery. Plaintiff filed her first amended complaint on October 18, 2021, removing her claim for conversion against Romeo and adding a claim against Romeo for alleged violation of 6 Del. C. § 8-404(a) on account of the same allegedly improper transfer of a warrant from plaintiff to Patterson. Romeo and Patterson filed Answers to that amended complaint on October 28, 2021 denying plaintiff’s claims.

The parties are currently engaged in the discovery phase of litigation, and we intend to defend ourselves vigorously against plaintiff’s claims. The outcome of any complex legal proceeding is inherently unpredictable and subject to significant uncertainties. Given the early stage of the litigation and based upon information presently known to management, we are not currently able to estimate the outcome of this proceeding or a possible range of loss, if any.

Nichols and Toner Complaints

On April 16, 2021, plaintiff Travis Nichols filed a class action complaint (the “Nichols Complaint”) against Romeo, in the U.S. District Court for the Southern District of New York. The Nichols Complaint alleges that defendants made false and misleading statements regarding the supply of battery cells, which are components of Romeo’s products, and the Company’s ability to meet customer demand and achieve its revenue forecast for 2021. On May 6, 2021, plaintiff Victor J. Toner filed a

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second class action complaint (the “Toner Complaint”) against Romeo, in the U.S. District Court for the Southern District of New York. The allegations in the Toner Complaint are substantially similar to the allegations in the Nichols Complaint. The relief sought by both plaintiffs includes money damages, reimbursement of expenses, and equitable relief. On July 15, 2021, the Court consolidated the two pending cases and appointed a lead plaintiff. The lead plaintiff filed his consolidated amended complaint on September 15, 2021. We intend to defend ourselves vigorously against these claims, and on November 5, 2021 we filed a motion to dismiss all claims. Briefing on the motion to dismiss is now complete and all other proceedings in the case are stayed pending resolution of our motion to dismiss. This litigation is at preliminary stages and the outcome of any complex legal proceeding is inherently unpredictable and subject to significant uncertainties. Based upon information presently known to management, we are not currently able to estimate the outcome of this proceeding or a possible range of loss, if any.

Supply Agreement

Effective August 10, 2021, we entered into a long-term supply agreement (the “Supply Agreement”) for the purchase of lithium-ion battery cells with a Tier 1 battery cell and materials manufacturer (“Supplier”). Under the Supply Agreement, Supplier is committed to supplying cells to us, at escalating annual minimums, through June 30, 2028. Supplier’s minimum total supply commitment to us, and our minimum purchase obligation, is for 8 GWh, and Supplier has agreed to use its best effort to allocate additional cells to us through 2023.

To facilitate Supplier’s supply of cells, we paid Supplier a deposit of $1.5 million, which was unused and outstanding at December 31, 2021 and will be applied as an advance for cells purchased in 2022 (the “Deposit”). In addition, we paid a prepayment of $64.7 million (the “Prepayment”), which will be applied as an advance for the cells to be purchased from July 1, 2023 through June 30, 2028.

If the Company breaches its minimum volume commitment during any applicable year or portion thereof, Supplier is entitled to retain, as liquidated damages, the remaining balance of the Deposit or Prepayment for that year, as applicable. If Supplier materially breaches its minimum volume commitment during any applicable year or portion thereof, or in the event of a force majeure, Supplier will be required to return the remaining balance of the Deposit or Prepayment for that year, as applicable.

New Corporate Headquarter Lease

Effective as of October 1, 2021, the Company entered into a Single-Tenant Commercial Lease (the “Lease”), with Warland Investments Company (the “Landlord”) relating to approximately 215,000 square feet of office, assembly, storage, warehouse and distribution space located at 5560 Katella Avenue, Cypress, California 90630 (the “Premises”). The Company intends to use the Premises for its corporate headquarters. On October 29, 2021, the Landlord tendered possession of the Premises to us. The monthly lease payments commenced on January 21, 2022.

Under the terms of the Lease, the Company paid the Landlord an initial base monthly rent of $210,700, or $0.98 per square foot. The monthly base rent will increase annually by approximately three percent of the then-current base rent. The Company is also responsible for its proportional share of operating expenses, real estate tax expenses, insurance charges and maintenance costs, each as defined in the Lease, associated with the ownership, operation, maintenance, and repair of the Premises, subject to certain exclusions provided in the Lease. The term of the Lease is 97 calendar months. The Company may, at its option, extend the term of the Lease for five (5) additional years on the same terms and conditions, except that the base monthly rent shall be adjusted to the “fair rental value” of the Premises.

The Lease contains customary default provisions allowing the Landlord to terminate the Lease if the Company fails to remedy a breach of any of its obligations under the Lease within specified time periods, or upon bankruptcy or insolvency of the Company. The Lease also contains other customary provisions for real property leases of this type.

Unconditional Contractual Obligations

An unconditional contractual obligation is defined as an agreement to purchase goods or services that is enforceable and legally binding (non-cancelable, or cancelable only in certain circumstances). As of December 31, 2021, we met all of the Company’s minimum 2021 annual purchase commitments. We estimate our total unconditional contractual commitments, including inventory purchases, lease minimum payments and other contractual commitments, are $41.7 million for the year

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ended December 31, 2022, $87.2 million for the year ended December 31, 2023, $197.1 million for the year ended December 31, 2024, $195.6 million for the year ended December 31, 2025, $193.2 million for the year ended December 31, 2026 and $307.6 million thereafter. However, the amount of our purchase commitments subsequent to December 31, 2021 is not fully fixed and is subject to change based on changes in certain raw materials indexes as well the quantities of purchases we actually make. Amounts exclude a $6.0 million legal settlement payable related to an employee liability matter. Our business and umbrella insurance carriers have agreed to cover the cost of damages owed, and we have recorded a $6.0 million insurance receivable to reflect that commitment.

BorgWarner’s Election to Sell Its Ownership in the JV to The Company

On October 25, 2021, BorgWarner elected to exercise a right under the Joint Venture Operating Agreement, dated May 6, 2019 (the “Operating Agreement”), to put its 60% ownership stake in the JV to the Company.

Pursuant to the terms of the Operating Agreement, upon exercise of a party’s put right, the Company and BorgWarner were required to select a nationally recognized valuation firm to determine the market value of the JV as of the date the put is exercised using comparable company, discounted cash flow and other standard valuation methodologies used in such valuations (the “Joint Venture Valuation”). We were required to pay BorgWarner 95% of the market value of its stake based upon the Joint Venture Valuation. The parties were obligated to consummate Romeo’s purchase of BorgWarner’s ownership stake in the Joint Venture within 30 days of the Joint Venture Valuation being determined. Upon acquiring the additional 60% of the BorgWarner JV, Romeo owned 100% interest of the Joint Venture. Romeo subsequently dissolved the JV, effective February 11, 2022, and distributed all of the JV’s assets, including its rights under Romeo’s intellectual property, to Romeo. See Note 20 - Subsequent Events for further information on our acquisition of BorgWarner’s ownership share in the JV for a cash payment of $28.6 million, which was completed in February 2022.

19. CONCENTRATION OF RISK

Customer Concentration and Accounts Receivable

We had certain customers whose revenue individually represented 10% or more of our total revenue, or whose accounts receivable balances individually represented 10% or more of our total accounts receivable, which are presented below.

Revenues from each major customer (including engineering services revenue from the JV) as % of total revenue are summarized in the following table for the year ended December 31, 2021:

Major Customer 1	62%
Major Customer 2	11%
Joint Venture	12%

Total Major Customers	85%

Accounts receivable from each major customer (including the JV) as % of total accounts receivable as of December 31, 2021 are summarized in the following table:

Major Customer 1	48%
Major Customer 2	16%
Joint Venture	1%

Total Major Customers	65%

Supplier Concentration

We rely on third-party suppliers for the provision and development of many of the key components and materials used in our battery modules and packs, such as battery cells, electrical components, electromechanical components, mechanical components and enclosure materials. Some of the components used in our battery modules and packs are purchased by us from single sources. While we believe that we may be able to establish alternative supply relationships and can obtain or engineer

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replacement components for our single-sourced components, we may be unable to do so in the short term (or at all) at prices or quality levels that are favorable to us, which could have a material adverse effect on our business, financial condition, operating results, and future prospects. Furthermore, in certain cases, the establishment of an alternative supply relationship could require us to visit a new supplier’s facilities in order to qualify the supplier and perform supplier quality audits, and, over the past twelve months, our ability to travel and qualify new suppliers has been directly impacted by COVID-19. During the year ended December 31, 2021, six third-party suppliers of key single-sourced components and materials used in our battery modules and packs represented 18% of our total purchases during the period.

We are dependent on the continued supply of battery cells for our products, and we will require substantially more cells to grow our business according to our plans. Currently, the overall supply of battery cells that we utilize in our manufacturing process has been constrained by high market demand when compared to available supply. We currently purchase our cylindrical battery cells from two Tier 1 cylindrical battery cell suppliers, whose cells are qualified for use in EV applications. To date, we have only fully qualified a very limited number of additional suppliers and have limited flexibility in changing battery cell suppliers, though we are actively engaged in activities to qualify additional battery cell suppliers for use in EV applications. During the year ended December 31, 2021, 56% of our total purchases for components of our products were for battery cells, of which 91% of the battery cell purchases were concentrated with two Tier 1 suppliers. We may purchase our battery cells either directly from the cell supplier or through a distributor.

Effective August 10, 2021, we entered into a Supply Agreement for the purchase of lithium-ion battery cells with a Tier 1 battery cell and materials manufacturer. As a result of the Supply Agreement, our concentration of battery cell purchases will shift more predominantly to a single supplier. See Note 18 – Commitments and Contingencies for additional information about the Supply Agreement.

20. SUBSEQUENT EVENTS

Acquisition of BorgWarner’s ownership in the JV

In May 2019, Legacy Romeo and BorgWarner formed the JV. On October 25, 2021, BorgWarner exercised its rights under the JV Agreement to put its ownership interest in the JV to Romeo. Following agreed upon steps related to the put process, Romeo acquired BorgWarner’s 60% ownership interest in the JV pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”) on February 4, 2022 for a purchase price of $28.6 million. Upon acquiring the additional 60% of the JV, Romeo owned 100% interest of the Joint Venture. Romeo subsequently dissolved the JV, effective February 11, 2022, and distributed all of the JV’s assets, including its rights under Romeo’s intellectual property, to Romeo. As a result, Romeo has recaptured all of the rights under its intellectual property that it had previously been licensed to the JV under the IP License. Consequently, we now have the right to exploit all of our intellectual property in all fields of use and all geographic markets. Further, by dissolving the JV and terminating the IP License, we also assumed full, unilateral control of our R&D budget and related activities.

Prior to the Purchase Agreement closing date, Romeo accounted for its investment in BorgWarner under the equity method and was not required to consolidate the JV. Romeo accounted for the Purchase Agreement as an asset acquisition, as it was determined that the transaction did not meet the definition of a business under the framework of the authoritative accounting guidance for business combinations. The total consideration transferred will be allocated to the non-monetary assets acquired and liabilities assumed based on their relative fair value. Romeo is currently in the process of evaluating the accounting treatment of the primary assets acquired.

Standby Equity Purchase Agreement

On February 15, 2022, Romeo entered into an agreement referred to as a Standby Equity Purchase Agreement with an affiliate of Yorkville Advisors. See Note 1, under Basis of Presentation for further discussion.

Three Year Extension with an Existing Customer and Leader in Commercial Vehicles

Romeo entered into a three-year extension of an existing supply agreement with one of Romeo’s long- standing customers, effective January 2022. The minimum value of the extended agreement is $17.0 million in total, which increased the total backlog to this customer by approximately $13.0 million over the value existing prior to the extension, with additional upside possible over the same time period.